FOR FURTHER INFORMATION AT THE COMPANY:
Karen J. Dearing
Chief Financial Officer
(248) 208-2500

FOR IMMEDIATE RELEASE

Sun Communities, Inc. Announces $130.0 Million Senior Secured Revolving Credit Facility

Southfield, MI, October 3, 2011 - Sun Communities, Inc. (NYSE: SUI) (the “Company”), a real estate investment trust (“REIT”) that owns and operates manufactured housing and recreational vehicle communities, today announced that it has entered into a senior secured revolving credit facility in the amount of $130.0 million (the “Facility”) with the Company’s bank group led by Bank of America, N.A. (Administrative Agent) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (Sole Lead Arranger and Sole Book Manager). The Facility replaces the Company’s $115.0 Million revolving line of credit which is scheduled to mature on October 1, 2011.  The Facility is secured primarily by a first priority lien on all of the Company’s equity interests in each entity that owns all or a portion of the properties constituting the borrowing base.

The Facility has a built in accordion feature allowing up to $20.0 million in additional borrowings and a year extension option, both at the Company’s discretion.  The Facility will bear interest at a floating rate based on Eurodollar plus a margin that is determined based on the Company’s leverage ratio calculated in accordance with the Facility, which can range from 2.25% to 2.95%. Based on the Company’s current leverage ratio, the margin will be 2.75%.

Other banks participating in the transaction include Fifth Third Bank (Syndication Agent), PNC Bank, The PrivateBank, Citibank, N.A. and Comerica Bank.

At the time of the closing, there were $95.0 million of borrowings under the Facility, including letters of credit issued in the normal course of the Company’s business.

Sun Communities, Inc. is a REIT that currently owns and operates a portfolio of 155 communities comprising approximately 53,600 developed sites.

Forward Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. Forward-looking statements can be identified by words such as “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate”, “guidance” and similar expressions in this press release that predict or indicate future events and trends and that do not report historical matters.

These forward-looking statements reflect the Company’s current views with respect to future events and financial performance, but involve known and unknown risks, uncertainties, and other factors, some of which are beyond our control. These risks, uncertainties, and other factors may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include national, regional and local economic climates, the ability to maintain rental rates and occupancy levels, competitive market forces, changes in market rates of interest, the ability of manufactured home buyers to obtain financing, the level of repossessions by manufactured home lenders and those risks and uncertainties referenced under the headings entitled “Risk Factors” contained in our 2010 10-K, and the Company’s other periodic filings with the Securities and Exchange Commission.

The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in the Company’s assumptions, expectations of future events, or trends.
For more information about Sun Communities, Inc. visit our website at www.suncommunities.com